EX. 99.28(d)(44)(ix)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Lazard Asset Management LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Lazard Asset Management LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, the Board of Trustees of the Trust approved Loomis Sayles & Company, L.P. to replace Lazard Asset Management LLC as the investment sub-adviser for the Lazard Global Hexagon sleeve of the JNL Multi-Manager Alternative Fund, effective April 30, 2018, thereby terminating the Agreement with respect to the Lazard Global Hexagon sleeve, effective April 30, 2018.

Whereas, the Parties agree to amend the Agreement to remove the Lazard Global Hexagon sleeve and its fees, effective April 30, 2018.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 30, 2018, attached hereto.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 30, 2018.

Jackson National Asset Management, LLC		Lazard Asset Management LLC

By:	/s/ Mark D. Nerud	By:	/s/ Nathan A. Paul
Name:	Mark D. Nerud	Name:	Nathan A. Paul
Title:	President and CEO	Title:	Chief Business Officer

Schedule B
Dated April 30, 2018
(Compensation)

JNL Multi-Manager Alternative Fund
[Fees Omitted]

JNL/Lazard Emerging Markets Fund
Average Daily Net Assets	Annual Rate
$0 to $50 Million	0.75%
$50 Million to $200 Million	0.65%
$200 Million to $600 Million	0.575%
$600 Million to $1 Billion	0.525%
Amounts Over $1 Billion	0.500%

B-1